UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2004

FIRST CHESAPEAKE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	0-21912	54-1624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 YAMATO ROAD, SUITE 100

BOCA RATON, FLORIDA 33431

(Address of principal executive offices)

(561) 981-1850

(Registrant’s telephone number including area code)

ITEM 5. Other Events and Regulation FD Disclosure.

First Chesapeake Financial Corporation (OTC BB: FCFKE) on May 13, 2004, announced that Kautilya Sharma a/k/a Tony Sharma, its President, Chairman, and Chief Executive Officer, was arrested on May 12, 2004 at the offices of Geek Securities, Inc. by members of the Federal Bureau of Investigation.

The Criminal Complaint filed by the Federal Bureau of Investigation with the United States District Court for the Southern District of Florida alleges that from in or about February, 2000 and continuing up to October 31, 2003, Mr. Sharma conspired to commit securities and wire fraud, did commit securities fraud, and did commit wire fraud. The Complaint alleges that the activities were committed in Mr. Sharma’s capacity as a principal and officer of Geek Securities, Inc., a securities broker-dealer unconnected with First Chesapeake. First Chesapeake does not know of any evidence linking any of Mr. Sharma’s alleged acts to First Chesapeake or its subsidiaries.

A special meeting of First Chesapeake’s Board of Directors was held on May 13, 2004 at 11 AM to discuss the incident at which time the Board approved a full audit by its Audit Committee. Another special meeting of First Chesapeake’s Board of Directors will be held on Monday, May 17, 2004 at 10:15 AM.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2004	First Chesapeake Financial Corporation

/s/ Vincent L. Muratore
Vincent L. Muratore
COO and Executive Vice President